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[Logo of The Cooper Companies, Inc.]


NEWS RELEASE

         CONTACT:
         Norris Battin
         The Cooper Companies, Inc.
         ir@coopercompanies.com
         FOR IMMEDIATE RELEASE


       COOPER COMPANIES' UNIT TO ACQUIRE BIOCOMPATIBLES EYE CARE BUSINESS

LAKE FOREST, Calif., January 15, 2002-- The Cooper Companies, Inc (NYSE: COO) announced today that its CooperVision unit has signed a definitive agreement to purchase Biocompatibles Eyecare, Inc., the contact lens business of Biocompatibles International plc (LSE: BII). The total purchase price will be(pound)68 million.

The acquisition is subject to the approval of the shareholders of BII and customary closing conditions. The transaction is expected to close before April 1, 2002.

Cooper expects that the acquisition will be accretive to earnings per share by the end of its first 12 months and significantly accretive to its results in 2003.

Commenting on the acquisition, A. Thomas Bender, Cooper's chief executive officer said, "The Biocompatibles Eye Care business brings CooperVision three strategic benefits. First, the Proclear('r') family of soft contact lenses complements our strategy of growing our market share in the United States by entering profitable specialty segments of the contact lens market. Second, Biocompatibles Eye Care will add critical infrastructure to support our rapidly growing business outside the U.S., particularly in Europe as well as in Hong Kong, South Africa and Australia. Third, it gives us access to certain extended wear lens technologies that longer term could allow us to enter this market segment with our own proprietary product designs."

Biocompatibles Eye Care, the world's sixth largest contact lens manufacturer, had worldwide revenue in 2001 of about $70 million. About 70 percent of its sales are outside the United States. The Proclear product line accounts for about 45 percent of the division's worldwide revenues.

Conference Call
Cooper will hold a conference call to review the Biocompatibles Eyecare acquisition at 11:00 a.m. Eastern Standard Time on Tuesday, January 15, 2002. To access the live call, dial 1-800-946-0706. A replay will be







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available approximately one hour after the call and remain available for five days. The access code for both calls is 721298. The call will also be broadcast live on the Cooper Companies' Web site, www.coopercos.com and at www.bestcalls.com and www.streetevents.com.

Forward-Looking Statements
Some of the information included in this news release contains "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. The forward-looking statements include certain statements pertaining to our capital resources, performance and results of operations. In addition, all statements regarding anticipated growth in our revenue, and anticipated market conditions and results of operations are forward-looking statements. To identify forward-looking statements look for words like "believes," "expects," "may," "will," "should," "seeks," "intends," "plans," "estimates" or "anticipates" and similar words or phrases. Discussions of strategy, plans or intentions often contain forward-looking statements. These, and all forward-looking statements, necessarily depend on assumptions, data or methods that may be incorrect or imprecise.

Events, among others, that could cause actual results and future actions to differ materially from those described by or contemplated in forward-looking statements include major changes in business conditions, a major disruption in the operations of our manufacturing facilities, new competitors or technologies, the impact of an undetected virus on our computer systems, acquisition integration delays or costs, foreign currency exchange exposure, investments in research and development and other start-up projects, dilution to earnings per share from acquisitions or issuing stock, regulatory issues, changes in tax laws, significant environmental cleanup costs above those already accrued, litigation costs including any related settlements, cost of business divestitures, the requirement to provide for a significant liability or to write off a significant asset, changes in accounting principles or estimates, and other factors described in our Securities and Exchange Commission filings, including the "Business" section in our Annual Report on Form 10-K for the year ended October 31, 2000. We caution investors that forward looking statements reflect our analysis only on their stated date. We disclaim any intent to update them except as required by law.

Corporate Information
The Cooper Companies, Inc. and its subsidiaries develop, manufacture and market specialty healthcare products. CooperVision, Inc., headquartered in Lake Forest, Calif., with manufacturing facilities in Huntington Beach, Calif., Rochester, N.Y., Toronto, and Hamble, England, markets a broad range of contact lenses for the vision care market. Its Web site is www.coopervision.com. CooperSurgical, Inc., headquartered in Trumbull, Conn., markets diagnostic products, surgical instruments and accessories for the gynecological market. Its Web site is www.coopersurgical.com. The Company's corporate offices are located in Lake Forest and Pleasanton, Calif. A toll free interactive telephone system at 1-800-334-1986 provides stock quotes, recent press releases and financial data. The Cooper Companies Web address is www.coopercos.com.

Biocompatibles is an international medical device company with three divisions, Cardiovascular, Eye Care and Drug Delivery, using a unique technology based on Phosphorylcholine ("PC"). PC Technology('TM') reduces the body's response to medical devices. PC is a chemical copy of part of the outer layer of a human cell membrane






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and is a synthetic polymer that can be coated onto medical devices or formed into products like contact lenses. Established in 1984, the Company was floated on the London Stock Exchange in 1995. It is headquartered in the United Kingdom (in Farnham, Surrey), with manufacturing facilities in the United Kingdom (Farnborough), United States (Norfolk, Virginia), Ireland (Galway), Australia (Adelaide), Spain (Madrid) and Germany (Bruckmuhl). Further information, news releases and glossary are available on the company's website at www.biocompatibles.co.uk.

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